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NEWS RELEASE


FOR IMMEDIATE RELEASE


VITAL SIGNS, INC. ANNOUNCES THE ACQUISITION OF THE DISPOSABLE AIRWAY MANAGEMENT
                          DEVICE BUSINESS FROM BAXTER


     Totowa, N.J., March 2, 2005 -- Vital Signs, Inc., (NASDAQ: VITL) today announced that it has acquired the Disposable Airway Management Device business from a subsidiary of Baxter International Inc. for cash consideration of approximately $10 million. The transaction includes certain manufacturing assets related to the business, as well as inventory including anesthesia circuits, face masks, heat and moisture exchanger filters and other associated anesthesia components.

Vital Signs anticipates that this strategic acquisition will further secure its position as the market leader in anesthesia and airway management products. Following a brief transition period, Vital Signs will assume complete responsibility for all sales, customer service, marketing, supply chain management and manufacturing activities for the airway management portfolio.

Terry Wall, Chief Executive Officer of Vital Signs, Inc., commented, "We are pleased to have been able to successfully execute this transaction. In today's business environment, it is critical to capitalize on opportunities like these to meet our global strategic plan, which includes not just organic growth but external growth as well. This core product line is obviously part of the life-blood of Vital Signs, and we will work to integrate it and make the transition as smooth as possible for customers. We expect the transaction to be accretive to earnings following a six month transition period".

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

NEWS RELEASE


FOR IMMEDIATE RELEASE


All statements in this press release (including the statement regarding the anticipated accretive impact of the acquisition) other than historical statements constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, including unanticipated difficulties in integration of the Disposable Airway Management Device Business, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30th, 2004.

FOR FURTHER INFORMATION, CONTACT: Terry D. Wall, President
                                  (973) 790-1330
                                  http://www.vital-signs.com